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                                                                     EXHIBIT 8.1


                       [KIRKLAND & ELLIS LLP LETTERHEAD]
                          AND AFFILIATED PARTNERSHIPS


                             200 East Randolph Drive
                             Chicago, Illinois 60601

                                312 861-2000                       Facsimile:
                                                                 312 861-2200
                              www.kirkland.com





                               September 16, 2004

Tower Automotive, Inc.
37175 Haggerty Road
Novi, Michigan  48377

         Re:      Tower Automotive, Inc.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         You have requested our opinion concerning certain statements set forth in the above mentioned Registration Statement (the "Registration Statement") filed by Tower Automotive, Inc., a Delaware corporation (the "Issuer"), with the Securities and Exchange Commission (the "Commission") on the date hereof, under the Securities Act of 1933, as amended (the "Act"), in connection with the proposed registration of $125,000,000 of the Issuer's 5.75% Senior Convertible Debentures due May 15, 2024 (the "Debentures") and the 28,875,025 shares of the Issuer's common stock, par value $0.01 per share, issuable upon conversion of the Debentures.

         Based on our review of the foregoing, in our opinion, under the law in effect on the date hereof, the statements made in the Registration Statement under the caption "Material United States Federal and Estate Income Tax Considerations," insofar as such statements purport to constitute summaries of matters of United States Federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

         The opinion set forth herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

         In conclusion, we should note that unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than that discussed herein.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Sincerely,

                                            /s/ Kirkland & Ellis LLP
                                            ------------------------
                                               KIRKLAND & ELLIS LLP


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